Exhibit 5.1


                               May 20, 1998



 Partners First Receivables Funding, LLC
 900 Elkridge Landing Road
 Suite 301
 Linthicum, MD 21090

                Re:  Registration Statement on Form S-3
                     Registration No. 333-29495

 Ladies and Gentlemen:

           We have acted as special counsel to Partners First Receivables Funding, LLC, as transferor (the "Transferor"), in connection with the transfer of receivables ("Receivables") generated from time to time in a portfolio of Visa and MasterCard revolving credit card accounts by the Transferor to The Bank of New York, as trustee (the "Trustee") for the Partners First Credit Card Master Trust (the "Trust"), formed pursuant to a Pooling and Servicing Agreement, dated as of January 29, 1998, by and among the Transferor, Partners First Holdings, LLC, as servicer (the "Servicer") and the Trustee, as amended or as supplemented from time to time (the "Pooling and Servicing Agreement"), in exchange for certain Asset Backed Certificates (the Certificates"), each such Certificate evidencing a fractional undivided interest in the Trust, which Certificates will be offered and sold pursuant to the Registration Statement No. 333-29495 filed on Form S- 3, as amended from time to time (as amended, the "Registration Statement").

           In connection with our engagement, we have examined and relied upon the forms of the Pooling and Servicing Agreement and the Underwriting Agreement included as exhibits to the Registration Statement. In addition, we have examined and considered executed originals or counterparts, or certified or other copies identified to our satisfaction as being true copies of such securities, instruments, documents and other corporate records of the Transferor and matters of fact and law as we deem necessary for the purposes of the opinion expressed below.

           In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the original of such latter documents. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Transferor and others.

           We express no opinion as to the laws of any jurisdiction other than the laws of the State of Delaware and the laws of the United States of America to the extent specifically referred to herein.

           Based upon and subject to the foregoing, we are of the opinion that, when the offered Securities to be issued pursuant to the Pooling and Servicing Agreement have been duly and validly authorized by the Transferor and when the Offered Securities are executed and delivered by the Transferor and authenticated by the Trustee in accordance with the provisions of the Pooling and Servicing Agreement, and when the Offered Securities are paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, the Offered Securities will be legally issued, fully paid and non-assessable.

           We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Skadden, Arps, Slate, Meagher & Flom LLP under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                               Very truly yours,


                               /s/ Skadden, Arps, Slate,
                                   Meagher & Flom LLP